                                            Norfolk Southern Corporation and Subsidiaries

                                                     Consolidated Statements of Income

                                                                       (Unaudited)

Three Months Ended	Years Ended
December 31,	December 31,
2010	2009	2010	2009
(in millions, except per share amounts)

Railway operating revenues:
Coal	$685	$580	$2,719	$2,264
General merchandise	1,236	1,119	5,001	4,175
Intermodal	471	407	1,796	1,530
Total railway operating revenues	2,392	2,106	9,516	7,969

Railway operating expenses:
Compensation and benefits	659	613	2,708	2,401
Purchased services and rents	391	362	1,477	1,403
Fuel	308	221	1,079	725
Depreciation	207	213	819	837
Materials and other (note 1)	185	148	757	641
Total railway operating expenses	1,750	1,557	6,840	6,007

Income from railway operations	642	549	2,676	1,962

Other income - net	35	37	153	127
Interest expense on debt	115	119	462	467

Income before income taxes	562	467	2,367	1,622

Provision for income taxes:
Current	20	(5)	559	250
Deferred (note 2)	140	165	312	338
Total income taxes	160	160	871	588

Net income	$402	$307	$1,496	$1,034

Earnings per share (note 3):
Basic	$1.11	$0.83	$4.06	$2.79
Diluted	$1.09	$0.82	$4.00	$2.76

Weighted average shares outstanding (notes 3 & 4):
Basic	360.7	367.9	366.5	367.1
Diluted	365.7	373.3	371.8	372.1
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)
As of December 31,
2010	2009
($ in millions)
Assets
Current assets:
Cash and cash equivalents	$827	$996
Short-term investments	283	90
Accounts receivable - net	807	766
Materials and supplies	169	164
Deferred income taxes	145	142
Other current assets	240	88
Total current assets	2,471	2,246

Investments	2,193	2,164

Properties less accumulated depreciation	23,231	22,643

Other assets	304	316

Total assets	$28,199	$27,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,181	$974
Short-term debt	100	100
Income and other taxes	199	109
Other current liabilities	244	232
Current maturities of long-term debt	358	374
Total current liabilities	2,082	1,789

Long-term debt	6,567	6,679

Other liabilities	1,793	1,801

Deferred income taxes	7,088	6,747
Total liabilities	17,530	17,016

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 357,362,604 and 369,019,990 shares,
respectively, net of treasury shares	358	370
Additional paid-in capital	1,892	1,809
Accumulated other comprehensive loss	(805)	(853)
Retained income	9,224	9,027
Total stockholders' equity	10,669	10,353

Total liabilities and stockholders' equity	$28,199	$27,369

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)

Years Ended December 31,
2010	2009
($ in millions)
Cash flows from operating activities:
Net income	$1,496	$1,034
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	826	845
Deferred income taxes	312	338
Gains and losses on properties and investments	(42)	(18)
Changes in assets and liabilities affecting operations:
Accounts receivable	(41)	63
Materials and supplies	(5)	30
Other current assets	(1)	72
Current liabilities other than debt	126	(365)
Other - net	43	(139)
Net cash provided by operating activities	2,714	1,860

Cash flows from investing activities:
Property additions	(1,470)	(1,299)
Property sales and other transactions	97	84
Investments, including short-term	(504)	(266)
Investment sales and other transactions	421	30
Net cash used in investing activities	(1,456)	(1,451)

Cash flows from financing activities:
Dividends	(514)	(500)
Common stock issued - net	89	66
Purchase and retirement of common stock (note 4)	(863)	-
Proceeds from borrowings - net	350	1,090
Debt repayments	(489)	(687)
Net cash used in financing activities	(1,427)	(31)

Net increase (decrease) in cash and cash equivalents	(169)	378

Cash and cash equivalents:
At beginning of year	996	618

At end of year	$827	$996

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$453	$458
Income taxes (net of refunds)	$602	$381

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   MATERIALS AND OTHER

Second quarter 2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

2.   DEFERRED TAXES

During the fourth quarter of 2010, NS recognized a $34 million non-recurring benefit resulting from a change in estimate for deferred taxes.  During the first quarter of 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of these Acts eliminate, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  As required by ASC 740, "Income Taxes," NS recorded a $27 million charge to deferred tax expense.

3.   EARNINGS PER SHARE

As required under the provisions of the Financial Accounting Standards Board Accounting Standards Codification (ASC) 260-10, "Earnings Per Share," for basic earnings per share, income available to common stockholders for the fourth quarters of 2010 and 2009 reflects a $2 million reduction and for the years 2010 and 2009 an $8 million reduction from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the fourth quarters and years 2010 and 2009, diluted earnings per share were calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $8 million reduction, respectively, from net income for dividend equivalent payments.

4.   STOCK REPURCHASE PROGRAM

On July 27, 2010, NS' Board of Directors authorized the repurchase of up to an additional 50 million shares of Norfolk Southern Corporation common stock (Common Stock) through December 31, 2014.  During 2010, NS purchased and retired 14.7 million shares of Common Stock at a cost of $863 million.  Since inception of the share repurchase program, NS has repurchased and retired 79.4 million shares at a total cost of $4.1 billion.